Exhibit (10)

OWENS CORNING
LONG TERM INCENTIVE PLAN
(Effective January 1, 2003)

Set forth below are the Long Term Incentive Plan terms applicable to those employees of Owens Corning (the “Company”) and its subsidiaries who, in the opinion of the Committee (as hereafter defined), are key employees, including members of the Board of Directors who are such employees. Such plan terms are hereafter referred to as the “LTIP”.

1.      Eligibility
All employees of the Company and its subsidiaries who, in the opinion of the Committee, are key employees, including members of the Board of Directors who are such employees, shall be eligible to be selected to participate in the LTIP. The Committee may select the eligible employees who shall participate in the LTIP in any performance period at any time before or during the first half of the performance period, provided, however, that the Committee shall select the 162(m) Covered Employees (as hereafter defined) who shall participate in the LTIP in any performance period no later than 90 days after the commencement of the performance period (or no later than such earlier or later date as may be the applicable deadline for any compensation payable to such 162(m) Covered Employees hereunder for such performance period to qualify as “performance-based” under section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)). For purposes of the LTIP, “162(m) Covered Employees” shall mean employees of the Company and its subsidiaries who are executive officers of the Company and whose remuneration for any performance period hereunder the Committee anticipates would not be deductible by the Company in whole or in part but for compliance with section 162(m) of the Code. Selection to participate in the LTIP in any performance period does not require the Committee to, or imply that the Committee will, select the same person to participate in the LTIP in any subsequent performance period.

2.       Administration
The LTIP shall be administered by the Compensation Committee of the Board of Directors (the “Board”) or by another committee appointed by the Board consisting of not less than two (2) Directors who qualify as “outside directors” under section 162(m) of the Code (the “Committee”). To the extent permitted by law, the Committee may delegate its administrative authority with respect to the LTIP and, in the event of any such delegation of authority, the term “Committee” as used in the LTIP shall be deemed to refer to the Committee’s delegate as well as to the Committee. The Committee shall, subject to the provisions herein: select employees to participate in the LTIP; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the LTIP and any agreement or instrument entered into under the LTIP; establish, amend, or waive rules and regulations for the LTIP’s administration; and make all other determinations which may be necessary or advisable for the administration of the LTIP. Any determination by the Committee pursuant to the LTIP shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

3.       Establishment of Performance Goals and Award Opportunities
The first performance period under this LTIP shall be the period commencing on January 1, 2003 and ending on December 31, 2005. New performance periods of three years’ duration each shall commence on January 1, 2004 and on each subsequent anniversary of that date. The Committee may, in its sole discretion, establish a transition performance period of one year’s duration for either or both of 2003 and 2004.

No later than 90 days after the commencement of each performance period (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such performance period to qualify as “performance-based” under section 162(m)(4)(C) of the Code, hereafter referred to as the “Establishment Deadline” for each successive performance period), the Committee shall establish in writing the method for computing the amount of compensation that each participant in the LTIP can earn under the LTIP for such performance period if the performance goals established by the Committee for such performance period are attained in whole or in part.

No later than the Establishment Deadline for each performance period, the Committee shall establish in writing the performance goals for the performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, return on total assets, return on gross assets, return on total capital, working capital turnover, economic value added, shareholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, customer satisfaction, customer service, introduction of new products and/or services, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify. Unless the Committee determines otherwise at any time prior to payment of a participant’s award for any performance period hereunder, extraordinary items which affect any performance criterion applicable to the award shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved, whichever will produce the higher award.

4.       Maximum Award
The maximum dollar amount that may be paid to any participant under the LTIP for any performance period shall be based on the Committee’s establishment of individual participation levels and the Company’s attainment of the specified Performance Goals, as defined herein, and in no case may any participant’s award exceed seven million dollars.

5.       Attainment of Performance Goals Required
Awards shall be paid under the LTIP for any performance period solely on account of the attainment of the performance goals established by the Committee with respect to such performance period. The awards payable for any LTIP performance period shall be paid following the end of the respective performance period. Payment of any award under the LTIP shall be contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, and, until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, earned awards shall be paid promptly following such certification, and such payment shall be made in stock, stock equivalents, or cash (each subject to required withholdings the Company may determine apply). Payment of LTIP awards shall also be contingent on continued employment by the Company or its subsidiaries during the performance period to which the payment relates. The only exceptions to this continued employment requirement (collectively, “Pro-Rata Exception”) shall apply to separations in employment during a performance period resulting from: terminations of employment by reason of death or Disability (within the meaning of the Company’s Stock Performance Incentive Plan as amended and restated on January 1, 1999 (“SPIP”)); Retirements approved by the Committee; Company initiated terminations for reasons other than cause or unacceptable performance as determined by the Company; and/or terminations of employment following a Change of Control of the Company (within the meaning of the SPIP). In the event of a Pro-Rata Exception, the participant shall be paid an award equal to the award that the participant would have earned for such performance period if the participant’s employment had not terminated prior to the end of the performance period, multiplied by a fraction the numerator of which shall be the number of full calendar months elapsed in the performance period prior to the termination of employment and the denominator of which shall be 36. Such fractional award shall be paid at the time payment would have been made if the participant’s employment had not terminated prior to the end of the performance period, and will be made only if and to the extent it will not prevent any award payable hereunder from qualifying as “performance-based compensation”under section 162(m)(4)(C) of the Code. A participant whose employment terminates prior to the end of a performance period for any reason not excepted above shall not be entitled to any award under the LTIP for that performance period.

6.       Amendments, Modification or Termination
The Committee may amend, modify or terminate the LTIP at any time, provided that a termination or adverse modification shall only become effective 30 days after written notice thereof is given to each participant. Each participant shall be eligible to receive the award to which the participant would have been otherwise entitled but for such amendment, modification or termination, pro-rata for the portion of the performance period prior to the amendment, modification or termination.

7.       Interpretation and Construction
Any provision of the LTIP to the contrary notwithstanding, (a) awards under the LTIP, to the extent applicable, are intended to qualify as performance-based compensation under section 162(m)(4)(C) of the Code, and (b) any provision of the LTIP that would prevent an award under the LTIP from so qualifying shall be administered, interpreted and construed to carry out such intention, and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the LTIP, nor the selection of any eligible employee to participate in the LTIP, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the LTIP had not been adopted.

8.       Governing Law
The terms of the LTIP shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that state.